Exhibit 10.1
SEVERANCE AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
______________

THIS AGREEMENT is to be effective as of the date it is fully executed (the “Effective Date”), by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and __________ (“Executive”).
PREAMBLE
Based upon the mutual promises contained in this Agreement and other consideration, the Corporation and Executive have agreed to execute this Agreement containing the following terms and conditions:
ARTICLE 1
EMPLOYMENT

1.1    Executive agrees to [serve or continue to serve] as _______ of the Corporation. Executive further agrees to perform such duties as are customarily incident to such position and such other duties which may be assigned to Executive from time to time by the Chief Executive Officer and/or the board of directors of the Corporation (the “Board”).
ARTICLE 2
AT-WILL EMPLOYMENT

2.1    Executive acknowledges and agrees that [her/his] employment as an officer and employee of the Corporation or one of its subsidiaries is on an at-will basis.
ARTICLE 3
DUTIES

3.1    Executive agrees to devote Executive’s full time and effort, to the best of Executive’s ability, to carry out the duties of _____ for the profit, benefit and advantage of the Corporation. Executive shall report directly to the Chief Executive Officer of the Corporation or such other person as the Chief Executive Officer or the Board may designate.
ARTICLE 4
COOPERATION

4.1    During Executive’s employment and for ____ months thereafter (such post-termination period hereinafter referred to as the “Restricted Period”), Executive agrees to cooperate fully with the Company (as defined below), including its attorneys and accountants, in

1

connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involve the Company. Executive agrees to appear as a witness voluntarily upon the Company’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company. With respect to Executive’s cooperation obligations under this Section 4.1 during Executive’s employment and for the Restricted Period, the Company acknowledges that these cooperation obligations, if exercised, will impose on Executive’s time and could likely interfere with other commitments Executive may have in the future. Consequently, the Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Executive’s schedule and Executive acknowledges that for some matters or proceedings Executive’s physical presence may be required.
4.2    During Executive’s employment and for the Severance Period (as defined below), Executive shall not be entitled to any additional payment for [her/his] efforts, assistance and/or cooperation pursuant to Section 4.1. For the portion of the Restricted Period following the Severance Period, the Company agrees to reimburse Executive for [her/his] time incurred under this Article 4 at a rate of $_____ per hour for actual time spent attending such depositions, consultations or meetings. The Company agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of services contemplated by this Article 4, including hotel accommodations, coach airfare, transportation and meals consistent with the Corporation’s generally applicable expense reimbursement policies at such time.
4.3    It is expressly understood by the parties that after the termination of Executive’s employment, (i) any services Executive may provide to Company pursuant to this Article 4 shall not be as an employee and Executive’s provision of such services shall not create an employment relationship between Executive and the Company, (ii) any payments to Executive pursuant to the hourly rate in Section 4.2 are not wages and instead shall be reflected on a federal 1099 tax form, and (iii) the payment or reimbursement of expenses by the Company to Executive under this Article 4 shall be in exchange for Executive’s time and/or reimbursement for expenses actually incurred and are not intended or understood to be dependent upon the character or content of any information Executive discloses in good faith in any such proceedings, meetings or consultations.
ARTICLE 5
DEFINITIONS

5.1    “Cause” for purposes of this Agreement shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with or affecting the business of the Company, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, (iv) any material breach of

2

Sections 3.1 or 4.1 or Articles 6 or 7 of this Agreement, or (v) any material violation of the Corporation’s written policies, procedures or the Corporation’s Code of Conduct.
5.2    “Change-in-Control” for purposes of this Agreement shall mean a change-in-control event as defined in Section 6(g)(viii) of the 2014 Stock Incentive Plan.
5.3    “Company” means collectively the Corporation and its subsidiaries.
5.4    “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, manufacturing costs, sales and marketing plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to Executive or other employees of the Company), business operations and related data, formulae, and computer records, know-how, research, technical information, copyrighted material, and any other confidential or proprietary data and information which Executive encounters during employment, all of which are held, possessed and/or owned by the Company and all of which are used in the operations and business of the Company. Confidential Information does not include information which is or becomes generally known within the Company’s industry through no act or omission by Executive or is publicly disclosed by the Company.
5.5    “Competitor” means any of the following women’s specialty apparel companies: Ascena Retail Group, Inc.; Chicos FAS, Inc.; Coldwater Creek, Inc.; J. Jill, Inc.; New York & Co., Inc.; and The Talbots, Inc. as well as any other company where the percent of such company’s annual revenues for their most recently completed fiscal year associated with sales of women’s apparel and accessories to the Company’s customer demographic exceeds 25% of such company’s overall annual revenues for that fiscal year. “Competitor” shall also include: (i) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Section 5.5; and (ii) any person, business, or entity where a substantial portion of Executive’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 5.5.
5.6    “Good Reason” shall mean Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the written consent of Executive: (A) the assignment to Executive of duties inconsistent with, or the removal of duties material to the usual and customary performance of, Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of written notice thereof given by Executive; (B) a reduction in base salary of 10% or more, except for an across-the-board reduction of not more than 10% per person, and applicable to all employees of the Company; (C) a material reduction in aggregate benefits available to Executive; or (D) the relocation of the office at which Executive is principally employed to a location more than thirty (30) miles from such office.

3

5.7    “Good Reason Process” shall mean that (A) Executive determines that a Good Reason condition has occurred; (B) Executive notifies the Corporation in writing of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (C) thirty (30) days following such notice (the “Cure Period”) shall have passed, during which the Company shall use its best efforts to remedy such condition; (D) notwithstanding the Company’s efforts, the Good Reason condition continues to exist at the end of the Cure Period; and (E) Executive terminates his or her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
ARTICLE 6
NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

6.1    During Executive’s employment, Executive shall not plan, organize or engage in any business competitive with the Company or any product or service marketed or planned for marketing by the Company or assist or work with any other person or entity to do so.
6.2    During Executive’s employment and for the Severance Period, Executive shall not, without the prior written permission of the Corporation’s Board, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 1% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Competitor. If Executive is interested in pursuing any activity that may violate this provision, Executive shall bring that situation to the attention of the Corporation’s CEO so that the parties can consider and discuss in advance whether Executive’s proposed activity would violate this provision and/or whether some accommodation might be possible that would allow Executive to engage in such activity while still protecting the Corporation and its subsidiaries’ legitimate interests.
6.3    During Executive’s employment and for the Severance Period, Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Competitor. This Section 6.3 shall apply to the then-current employees of the Company and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to Executive’s last day of employment with the Company.
6.4    During Executive’s employment and for the Severance Period, Executive shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company to commence work on behalf of, or to establish a relationship with, a Competitor or to sever or materially alter his/her/its relationship with the Company. The post-termination obligations of this Section 6.4 shall apply to the vendors, suppliers, sales agents and buying agents of the Company as of the date of Executive’s termination and at any time in the one-year period immediately prior to Executive’s termination date.

4

6.5    If Executive’s employment is involuntarily terminated by the Company other than for Cause, the Company shall pay Executive ____ months (the “Severance Period”) of Executive’s highest annual salary at any time during the twelve (12) month period preceding the date of Executive’s termination, paid according to the Corporation’s normal payroll schedule and practices and subject to applicable withholdings, deductions, and tax reporting requirements; provided that as a condition to receipt of such severance Executive executes and does not rescind a general release of claims in favor of the Company and in the form attached as Exhibit A hereto or a substantially similar form prepared by the Corporation (a “General Release”). Additionally, Executive shall receive any annual bonus earned by Executive for the prior fiscal year, regardless of whether Executive is employed on the date the bonus is actually paid, so long as Executive was employed on the last day of the fiscal year. The Company shall pay such annual bonus to Executive in the ordinary course of business, but no later than 120 days after the close of the fiscal year.
6.6    Notwithstanding the foregoing, if Executive’s employment is terminated by (i) the Company or its successor without Cause up to one hundred and eighty (180) days prior to a Change in Control or upon or within twelve (12) months following a Change in Control or (ii) by Executive by resignation with Good Reason upon or within twelve (12) months following a Change in Control, and provided that as a condition to receipt of such severance Executive executes and does not rescind a General Release, Executive shall be entitled to receive from the Company or its successor (A) a lump sum payment equivalent to ___ months of Executive’s highest annual salary at any time during the twelve (12) month period preceding the date of Executive’s termination, adjusted for any severance payments previously made to Executive by the Company, and (B) ____ times Executive’s then current on-target bonus, adjusted for any severance payments previously made by the Company. If Executive’s termination occurs on or after the Change in Control, the lump sum payments under this Section 6.6 shall be made by the Company or its successor no later than sixty (60) days following Executive’s termination date. If Executive is involuntarily terminated, commences severance benefits under Section 6.5 above and subsequently becomes eligible for severance under this Section 6.6 upon the occurrence of a Change in Control within one hundred and eighty (180) days following termination, Executive’s unpaid severance benefits shall be adjusted as provided under this Section 6.6 and any remaining unpaid benefits shall be paid in a single lump sum no later than sixty (60) days following the Change in Control.
6.7    Notwithstanding the provisions of Sections 6.5 and 6.6 of this Agreement, the Company’s obligation to make the cash severance payment described in Sections 6.5 and 6.6 of this Agreement shall be reduced by any cash compensation received by the Executive from other employment or self-employment during the period during which severance is paid, and, in this regard, the Executive shall notify the Company in writing of [her/his] acceptance of such other employment or self-employment within five (5) business days after accepting such other employment or self-employment. If the Company has already made the cash severance payment to Executive (as a lump sum under Section 6.6), then Executive shall be obligated to return to the Company a portion of the severance payments that are reduced pursuant to this Section 6.7.
6.8    In the event that any benefits payable to Executive pursuant to this Agreement or any other benefit plan or agreement (“Payments”) (i) constitute “parachute payments” within the

5

meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 6.8 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Payments shall be provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax. In the event that the payments and/or benefits are to be reduced pursuant to this Section 6.8, such payments and benefits shall be reduced such that the amount the Payments are reduced to as close to the amount that is $1.00 below the amount where the Excise Tax would be required to be paid as is reasonably possible. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 6.8, the Company’s finance personnel responsible for the calculation may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Corporation and Executive shall furnish to such finance personnel such information and documents as the finance personnel may reasonably request in order to make a determination under this Section 6.8.
6.9    This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code (such taxes and other penalties referred to collectively as “409A Penalties”). In the event that the Corporation determines that the terms of this Agreement would subject Executive to 409A Penalties, the Corporation and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, however, that this Section 6.9 shall not create any obligation on the part of the Company to adopt any such amendment or take any such other action. All references in this Agreement to Executive’s termination or cessation of employment shall mean a “separation from service” within the meaning of Section 409A of the Code. Each payment (including any right to a series of installment payments) under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code. Any payment that is “deferred compensation” within the meaning of and subject to Section 409A of the Code which is conditioned upon Executive’s execution of a release and which may become payable during a designated period that begins in one taxable year and carries over into a second taxable year shall be paid or begin payment, as applicable, in the second taxable year. Any payment that is “deferred compensation” which is accelerated due to a Change in Control shall not be accelerated unless such Change in Control is a “change in control event” as defined under Section 409A. Notwithstanding any other provision in this Agreement, if on the date of Executive’s “separation from service”, Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Executive’s separation from service would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death (payable in a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period). Notwithstanding any of the foregoing provisions of this Section 6.9, under no circumstances shall the Company be responsible for any taxes,

6

penalties, interest or other losses or expenses incurred by Executive with respect to Section 409A of the Code.
6.10    To the extent permitted by Section 409A of the Code, any severance to which the Executive is otherwise entitled pursuant to this Article 6 shall be (i) reduced by amounts outstanding under any indebtedness, obligations or liabilities owed by the Executive to the Company; (ii) paid in lieu of any severance pay or benefits under any other severance pay plan, program, or policy of the Company, and (iii) reduced and offset by any severance pay or benefits, or similar amounts, payable to the Executive due to his termination of employment under any labor, social or other governmental plan, program, law or policy, and should such other payments or benefits described in clause (ii) or (iii) of this sentence be payable, payments under this Agreement shall be reduced accordingly or, alternatively, payments previously paid or provided under this Agreement will be treated as having been paid or provided to satisfy such other obligations. Executive agrees to execute any additional documents at the time of his termination to effectuate this Section 6.10.
6.11    During Executive’s employment and for the Severance Period, Executive promises and agrees not to disparage the Company and the Company’s officers, directors, employees, products or services.
6.12    If any portion of this Article 6 is determined by an arbitrator or a court to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator or court in such action. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
6.13    Executive agrees that a breach of any of the provisions of Sections 6.1 – 6.4 (the “Restrictive Covenants”) would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, Executive agrees that if Executive breaches any Restrictive Covenant, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, including but not limited to restraining any such breach through arbitration. Executive further agrees that the duration of the Restrictive Covenant shall be extended by the same amount of time that Executive is in breach of that Restrictive Covenant.
ARTICLE 7
CONFIDENTIAL AND PROPRIETARY INFORMATION, IDEAS, AND PROPERTY

7.1    Executive promises and agrees to take reasonable measures to maintain and preserve the confidentiality of the Confidential Information.

7

7.2    Executive promises and agrees not to use or disclose Confidential Information except in the course of performing Executive’s duties solely for the benefit of, and on behalf of, the Company.
7.3    Executive promises and agrees not to use, discuss, disclose, divulge, or make available in any way, whether directly or indirectly, Confidential Information to any person or entity not authorized by the Company to receive or use it.
7.4    Executive promises and agrees not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the contents and terms of this Agreement, other than to Executive’s legal and financial advisors or Executive’s spouse or domestic partner, if applicable, provided such persons agree to keep the information confidential, or as otherwise required by law.
7.5    Executive acknowledges and agrees that all documents, electronic data or files, or other tangible property relating in any way to the business of the Company, including those which are conceived by Executive or come into Executive’s possession during Executive’s employment, are and shall remain the exclusive property of the Company, and Executive agrees to return all such documents, electronic data and files, and tangible property to the Corporation upon termination of Executive’s employment or at such earlier time as the Corporation may request of Executive, and Executive further promises and agrees not retain any copies, summaries, or abstracts thereof.
7.6    The obligations of this article shall continue after the termination of Executive’s employment and shall be binding on Executive’s assigns, executors, administrators, or other legal representatives.
ARTICLE 8
JUDICIAL CONSTRUCTION

8.1    Executive believes and acknowledges that the provisions contained in this Agreement, including without limitation the provisions contained in Section 4.1, and Articles 6 and 7 of this Agreement, are fair and reasonable and necessary to protect the Corporation and its subsidiaries’ legitimate interests. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part, such finding shall not invalidate any such provision, nor the Agreement, in its entirety, but rather the provision in question shall be construed, blue-lined, reformed, rewritten, and/or equitably modified by the court as if the most restrictive covenants permissible under applicable law were contained herein.
ARTICLE 9
RIGHT TO INJUNCTIVE RELIEF

9.1    Executive acknowledges that a breach or threatened breach by Executive of any of the terms of Section 4.1 and Articles 6 or 7 of this Agreement will render irreparable harm to the Company. Accordingly, the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, and to any other

8

remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs incurred in enforcing the provisions of Articles 4, 6 and 7.
9.2    Executive acknowledges and agrees that, in the event a court determines that a bond is necessary in connection with any grant to the Corporation or its subsidiaries of injunctive relief, then a fair and reasonable amount for any such bond would be $5,000.
ARTICLE 10
ASSIGNMENT

10.1    Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns. Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by its successors or assigns.
10.2    For purposes of Section 10.1 and the possible assignment of this Agreement, the terms “successors” and “assigns” shall include any company which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.
10.3    Executive’s rights under this Agreement are personal to Executive and may not be assigned except with the written consent of the Board.
ARTICLE 11
FAILURE TO DEMAND PERFORMANCE AND WAIVER

11.1    The Corporation’s failure at any time to demand strict performance or compliance by Executive either during or after Executive’s employment with any part of this Agreement shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by operation of law. The Corporation’s rights under this Agreement can only be waived expressly, in writing by the Board. Any express waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
ARTICLE 12
ENTIRE AGREEMENT

12.1    The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement between and among them, that there are no oral or implied agreements or other modifications relating to the same subject matter and that this Agreement supersedes and terminates any other written or oral agreement between the parties relating to the same subject matter not specifically set forth herein. The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties.

9

ARTICLE 13
GOVERNING LAW

13.1    The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota. The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
13.2    Executive, the Corporation and its subsidiaries agree to submit to the exclusive jurisdiction of, and venue in, the courts of the State of Minnesota, County of Hennepin, or of the Federal District Court of Minnesota with respect to any dispute that may arise between them.
ARTICLE 14
SURVIVAL

14.1    The parties agree that Section 4.1 and Articles 6 and 7 of this Agreement, and those provisions necessary for the enforcement of Section 4.1 and Articles 6 and 7 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.
ARTICLE 15
UNDERSTANDINGS

15.1    Executive hereby acknowledges that (i) this Agreement constitutes good and valuable consideration in exchange for the obligations and agreements undertaken by Executive by this Agreement, including, without limitation, the provisions contained in Articles 6 and 7 of this Agreement, (ii) Executive has carefully considered the obligations, restrictions, and undertakings contained in this Agreement and, having had the opportunity to confer with counsel of Executive’s own choosing, has determined that they are reasonable; and (iii) the obligations, restrictions, and undertakings contained in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of Executive’s termination of employment.
15.2    Executive promises and agrees to inform any potential new employer of the restrictions contained in Articles 6 and 7 of this Agreement. By signing below, Executive also authorizes the Corporation to notify third parties (including, but not limited to, Executive’s actual or potential future employers) of Articles 6 and 7 of this Agreement, and those provisions necessary for the enforcement of Articles 6 and 7 of this Agreement, and Executive’s responsibilities hereunder.
15.3    Executive represents and warrants to the Corporation that Executive is not under, or currently bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder.

10

15.4    If Executive possesses any information that Executive knows or should know is considered by any third party to be the confidential, trade secret, or otherwise proprietary information of such third party, Executive shall not disclose such information to the Company or use such information in the course of Executive’s employment or in any other way to benefit the Company.

[Signature Page Follows]

11

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed Executive’s name, all as of the day and year written below.

CHRISTOPHER & BANKS CORPORATION

Date:	By:

Witness:	Its:

Date:

Witness:

12

EXHIBIT A
FORM OF RELEASE
By signing below, I, _____ acknowledge and agree to the following:

1.Release of Claims. Specifically in consideration of the separation pay and benefits described in my Severance Agreement, and to which I would not otherwise be entitled, by signing this release (the “Release”) I agree to the following:

a.    This release includes all claims that I may have against Christopher & Banks, as described below, whether known or unknown, that relate in any way either to events that occurred or should have occurred during the time of my employment or the termination of that employment, up to the date I execute this Release, except the claims mentioned in paragraph 1.c of this Release.

b.    This Release includes, without limiting the generality of the foregoing, any claims I may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, paid-time-off pay and sick pay. In addition, this release includes, but is not limited to, all claims for separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination, harassment or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (OWBPA), the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., any claim based on a “whistleblower” theory, any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status, or any other class protected under local, state or federal law and any other statutory, tort, contract or common law cause of action, other than the claims mentioned in Paragraph 1.c. of the Release. I hereby waive any and all relief not provided for in the Severance Agreement. I understand and agree that, by signing this Release, I waive and release any past, present, or future claim to employment with Christopher & Banks.

Without limiting the generality of the foregoing, this Release also includes, but is not limited to, any claims I currently have, or may have based on events occurring before the date of this release, with respect to (i) the exercise of stock options in the Corporation and any subsequent sales of such stock; or (ii) the inability to exercise, or the prohibition on the exercise of, options to purchase Corporation stock, and the subsequent inability to sell, or prohibition on the sale of, the related stock; and (iii) the inability to purchase or sell, or the prohibition on the sale of or purchase and sale of, Corporation stock. Nothing in this release, however, prevents the future exercise of vested options to purchase Corporation stock and to sell said stock in a manner consistent with the terms of the Corporation’s stock option plans, the options themselves, the Corporation’s Stock Trading Policy and the governing legal standards.

13

c.    I am not, by signing this Release, releasing or waiving (i) any vested interest I may have in any 401(k) or profit sharing plan by virtue of my employment with Christopher & Banks, (ii) any rights or claims that may arise after the termination of my employment, (iii) the post-employment payments specifically promised to me under the Severance Agreement (subject to the terms of the Severance Agreement), (iv) the right to institute legal action for the purpose of enforcing the provisions of the Severance Agreement, (v) my rights, if any, to indemnification and/or insurance for acts or omissions that occurred within the scope of my employment, (vi) any rights I may have under state unemployment compensation benefits law, or (vii) any rights I may have under workers compensation benefits laws. In addition, this Release applies only to legally waivable claims and specifically excludes any claim which cannot be released by private agreement, including the right to file a charge with an administrative agency or to participate in any agency investigation. I waive, however, the right to recover money if any federal, state or local government agency pursues a claim on my behalf or on behalf of a class to which I may belong that arises out of my employment or the termination of my employment.

d.    Christopher & Banks, as used in this Release, shall mean Christopher & Banks Corporation (“Corporation”) and its subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

2.Notice of Right to Rescind. I understand I have the right to rescind (cancel) this Release within fifteen (15) calendar days of the date I sign it. I also understand that, to be effective, my rescission must be in writing, and must be delivered to Christopher & Banks’ corporate headquarters (to the attention of the General Counsel) either by hand or mail within the fifteen (15) day period. If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to the General Counsel, 2400 Xenium Lane North, Plymouth, Minnesota 55441; and (3) sent by certified mail return receipt requested.

This Release will be effective upon the expiration of the fifteen (15) day period without rescission. I understand that if I rescind this Release, I will not receive the separation pay and other benefits described in the Severance Agreement and I will be obligated to return any benefit(s) and payment(s), if already received.

3.Acknowledgements.

•	I have had adequate time to consider whether to sign this Release.

•	I have read this Release carefully.

•	I understand and agree to all of the terms of the Release.

•	I am knowingly and voluntarily releasing my claims against Christopher & Banks to the extent expressly set forth in this Release.

14

•	I have not, in signing this Release, relied upon any statements or explanations made by Christopher & Banks, except those specifically set forth in the Severance Agreement and Release.

•	I intend for this Release to be legally binding.

•
I have agreed to the terms of the Severance Agreement and the Release in reliance upon my own judgment and the advice and opinions of my own attorneys and advisors, and have not in any part relied upon the opinions of, or facts represented by, Christopher & Banks or its employees or attorneys.

•
I understand that the Severance Agreement and the Release specifically waive claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), and in connection with this waiver I acknowledge and agree to the following:

(1)
I am not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is signed by me, or any rights or claims to test the knowing and voluntary nature of this Release under the Older Workers’ Benefit Protection Act, as amended;

(2)	In exchange for my waiver of rights or claims under the Age Discrimination in Employment Act, I am receiving consideration that is in addition to anything of value to which I am already entitled;

(3)	I have had ample opportunity to consult with an attorney of my choosing prior to my signing this Release, and I was encouraged and advised to do so by Christopher & Banks;

(4)	I may take twenty-one (21) days to consider whether to sign the Release;

(5)
If I sign this Release prior to the end of the twenty-one (21) day time period, I certify that, in accordance with 29 CFR § 1625.22(e)(6), I knowingly and voluntarily decided to sign the Release after considering it for less than twenty-one (21) days and that my decision to do so was not induced by Christopher & Banks through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period;

(6)	I understand that I may rescind this Release at any time within fifteen (15) days after I sign it;

(7)
I further understand and agree that if I wish to rescind the Release after signing it, I or my authorized legal representative will do so in accordance within the time limitations and procedures described in Article 2 of this Release; and

(8)
I have carefully read and fully understand all of the provisions of this Release, and I knowingly and voluntarily enter into, and choose to be legally bound by, all of the terms set forth in this Release.

•	I am signing this Release on or after my last day of employment with Christopher & Banks.

Executive

Date:	,20

15